SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                         --------------------------

                                  FORM 8-A/A

                        AMENDMENT NO. 2 TO FORM 8-A FILED ON
                                AUGUST 14, 2000

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                              VISX, INCORPORATED
                            -------------------
           (Exact name of registrant as specified in its charter)


         Delaware                                         06-1161793
--------------------------------------------         -----------------------
(State of incorporation or organization)                (I.R.S. Employer
                                                        Identification No.)


3400 Central Expressway, Santa Clara, California                 95051
------------------------------------------------           --------------------
(Address of principal executive offices)                       (Zip Code)


   If this form relates to the                 If this form relates to the
   registration of a class of                  registration of a class of
   securities pursuant to                      securities pursuant to
   Section 12(b) of the                        Section 12(g) of the
   Exchange Act and is effective               Exchange Act and is effective
   pursuant to General                         pursuant to General
   Instruction A.(c), please                   Instruction A. (d), please
   check the following box. [X]                check the following box. [ ]



Securities Act registration statement file number to which this form relates: _______________
         (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:


   Title of each class                        Name of each exchange on which
   To be so registered                        each class is to be registered
--------------------------------------        --------------------------------
Common Stock, $0.01 Par Value                  New York Stock Exchange
Common Stock Purchase Rights                   New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:  None
                                                                  -----




         This Form 8-A/A amends and supplements the Form 8-A filed by VISX, Incorporated (the "Company") on August 14, 2000, as amended by the Form 8-A/A filed by the Company on May 1, 2001 (together, the "Form 8-A"). Capitalized terms used without definition herein shall have the meaning set forth in the Form 8-A.

Item 1. Description of Registrant's Securities to be Registered

         Item 1 of the Form 8-A is amended and supplemented by adding the following:

On May 15, 2003, the Board of Directors of the Company authorized the amendment to the Rights Agreement, dated as of August 3, 2000, between the Company and EquiServe Trust Company, N.A., as Successor Rights Agent to Fleet National Bank, as amended on April 25, 2001 (the "Rights Agreement"). The amendment provides that the rights issued pursuant to the Rights Agreement be redeemed if a there is a "Qualifying Tender Offer", provided that (a) such Qualifying Tender Offer must have been mailed to stockholders at least 120 days prior to the consummation of a purchase, (b) the number of shares validly tendered and not withdrawn in the Qualifying Tender Offer (other than shares of common stock held by the offeror and its affiliates) represent at least a majority of the Company's outstanding shares on a fully diluted basis (treating all outstanding options as exercised for this purpose), (c) as part of the Qualifying Tender Offer, the offeror agrees to complete, promptly after the acceptance of the shares purchased pursuant to the Qualifying Tender Offer, a merger transaction with the Company in which all shares not tendered and purchased in the Qualifying Tender Offer would be converted into the right to receive an amount in cash not less than the price paid or to be paid in the Qualifying Tender Offer, and (d) at a special meeting called, within 120 days of the Qualifying Tender Offer commencement date, which meeting shall be held on a date not more than 180 days after the Qualifying Tender Offer commencement date, holders of a majority of the shares of common stock outstanding as of the record date for the special meeting (excluding shares of common stock held by the offeror or its affiliates) have not voted to keep the rights outstanding. A "Qualifying Tender Offer" means a tender offer for all outstanding shares of the Company's common stock by an offeror, commenced and mailed to the Company's stockholders, which tender offer meets all of the following requirements: (i) the tender offer must provide for the acquisition of any and all of the outstanding shares of common stock held by any person (other than the offeror and its affiliates) solely for cash at the same price and at a price that is at a premium to the highest closing price for the twenty (20) trading days prior to the commencement of the tender offer and the twenty (20) trading days prior to any earlier announcement of an intention to seek to acquire the Company, (ii) such offer must remain open for at least 120 days following commencement, (iii) the offeror must have retained an independent, nationally-recognized investment banking firm and received its written opinion, dated as of the date of the tender offer, stating that the tender offer price is fair from a financial point of view to the Company's stockholders (other than the offeror and its affiliates) and a copy of such written opinion must have been included in the tender offer materials that are sent to stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, and (iv) the offeror must have (A) obtained firm written financing commitments from recognized financing sources and/or have on hand cash or cash equivalents, which financing and/or cash or cash equivalents will be available at the time of acceptance for purchase of the shares pursuant to the tender offer in an amount sufficient to cover the full amount of all financing necessary to consummate the tender offer and all related expenses (including amounts necessary to refinance any indebtedness of the Company or its subsidiaries which will become due upon consummation of a Qualifying Tender Offer) and (B) set forth a copy of any such financing commitments in the tender offer materials that are sent to stockholders pursuant to the rules and regulations of the Securities and Exchange Commission.

Item 2. Exhibits

1. Rights Agreement, dated as of August 3, 2000, between VISX, Incorporated and Fleet National Bank, as Rights Agent, including the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B (incorporated by reference to
         Exhibit 4.1 to the Company's Current Report on Form
         8-K, filed August 4, 2000)

2. Amendment to the Rights Agreement, dated as of April 25, 2001 between VISX, Incorporated and Fleet National Bank, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, filed May 1, 2001)

3. Amendment No. 2 to the Rights Agreement, dated as of May 15, 2003 between VISX, Incorporated and EquiServe Trust Company, N.A., as successor rights agent to Fleet National Bank (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K, filed May 16, 2003)


                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  VISX, INCORPORATED


                                  By: /s/ Elizabeth H. Davila
                                      ------------------------
                                      Elizabeth H. Davila
                                      President and Chief Executive Officer



Dated: May 16, 2003




                                 EXHIBIT INDEX


1. Rights Agreement, dated as of August 3, 2000, between VISX, Incorporated and Fleet National Bank, as Rights Agent, including the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B (incorporated by reference to
         Exhibit 4.1 to the Company's Current Report on Form
         8-K, filed August 4, 2000)

2. Amendment to the Rights Agreement, dated as of April 25, 2001, between VISX, Incorporated and Fleet National Bank, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, filed May 1, 2001)

3. Amendment No. 2 to the Rights Agreement, dated as of May 15, 2003 between VISX, Incorporated and EquiServe Trust Company, N.A., as successor rights agent to Fleet National Bank (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K, filed May 16, 2003)